FOR IMMEDIATE RELEASE	Exhibit 99.1
May 15, 2015

Citizens Bancshares Corporation Announces First Quarter 2015 Results

ATLANTA, May 15, 2015/PRNewswire-FirstCall/ -- Citizens Bancshares Corporation (OTC: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced first quarter 2015 net income before preferred dividends of $428,000 compared to net income before preferred dividends of $416,000 for the same period last year. Net income available to common shareholders for the first quarter of 2015 was $369,000, or $0.17 per diluted common share, representing a 6% increase compared to the first quarter of 2014. Net income available to common shareholders for the first quarter of 2014 was $357,000, or $0.16 per diluted common share.

Ms. Cynthia N. Day, President and Chief Executive Officer said, “I am pleased with the efforts from our team in driving our first quarter financial results. Our loan performance continued to improve as net loans outstanding increased by $3 million and average loans grew by $7 million during the first quarter, reflecting the additional resources we added to our lending area. Growth in our core non-interest deposit base continues to provide low cost deposits for us to deploy as the economy and lending opportunities improve. Non-interest expense was also a positive factor in the first quarter declining by 2% compared to the first quarter of 2014.

Though these efforts were negatively impacted by continued compression of our net interest margin and tepid loan demand in a highly competitive market, we are diligently pursuing opportunities that will improve our margin and drive growth in net interest revenues.

Also, in the second quarter of this year, we are proud to announce our rollout of mobile banking, which includes convenient options such as mobile check depositing, message alerts and online account approvals. Our clients are a priority to us. Thus our commitment to keep enhancing our product options to make their lives easier.”

Other financial highlights:

  Average earning assets increased by $6.6 million year over year and declined by $1.7 million compared to the previous quarter.
  Average loans increased by $9.9 million year over year and by $7.3 million during the first three months of the year.
  Nonperforming loans increased by $2.3 million during the quarter to $6.5 million, and represents 3.35% of loans.
  For the first quarter of 2015, a provision for loan losses of $75,000 was charged against operating earnings. Compared to the same period in 2014, based on the Company’s evaluation, a provision for loans was deemed not necessary.
  The bank continues to have a stable core deposit base with a high percentage of non-interest bearing deposits. Average noninterest-bearing deposits increased by $5.8 million to $89 million for the first three months of the year and by $9.3 million year over year.
  Total average deposits decreased slightly during the first quarter of 2015 by $7.3 million to $344 million. On a year over year basis, total average deposits decreased by $3.2 million. At March 31, 2015, the Company’s cost of funds was 0.20% compared to 0.24% for the same period last year.
  During the first quarter of 2015, the net interest margin on a fully tax equivalent basis declined to 3.40% compared to 3.69% for the same period last year primarily due to a lower average balance and rate and volume mix of the investment portfolio.
  Total non-interest income increased by $185,000 compared to the same quarter last year due to gains realized on the sale of securities.

  Non-interest expenses are closely managed. In the first quarter of 2015, total non-interest expenses declined by $369,000 compared to the previous quarter and by $86,000 year over year.
  Capital levels remain well above regulatory capitalization standards. At March 31, 2015, both the Company and the Bank’s capital position exceed the well capitalized minimum levels required by regulation.

	1st	1st
(In thousands, expect per share data)	Quarter	Quarter
	2015	2014	Change
Income Statement
Net income available to common shareholders	$369	$357	3.4%
Net income per diluted common share	0.17	0.16	6.3%
Total revenues	4,338	4,355	(0.4%)
Provision for loan losses	75	—	100.0%
Noninterest income	1,164	979	18.9%
Noninterest expense	3,558	3,644	(2.4%)

Balance Sheet
Average loans, net	189,205	179,338	5.5%
Average deposits	344,217	347,410	(0.9%)

Capital
Total capital (to risk weighted assets)	25%	20%
Tier 1 capital (to risk weighted assets)	24%	18%
Tier 1 Common equity (to risk weighted assets)	19%	N/A
Tier 1 capital (to average assets)	12%	11%

Citizens Trust Bank prides itself on offering a full range of quality products and services throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama. Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Through its parent company, Citizens Bancshares Corporation, the Bank offers its common stock over-the-counter to the general public under the trading symbol CZBS and can be found on the web at www.CTBconnect.com.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks, and uncertainties. More information about these factors, risks, and uncertainties is contained in our filings with the Securities and Exchange Commission.

Contact:	SOURCE: Citizens Bancshares Corporation
Citizens Bancshares Corporation
Samuel J. Cox, Chief Financial Officer
(404) 575-8306